Exhibit 99.2

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Balance Sheets

As of December 31,

(in thousands)

	2008	2007
ASSETS
Real estate investments:
Land and improvements	$1,074,751	$872,372
Buildings and tenant improvements	5,206,359	4,600,408
Construction in progress	159,330	412,729
Investments in and advances to unconsolidated companies	693,503	601,801
Undeveloped land	806,379	912,448

	7,940,322	7,399,758
Accumulated depreciation	(1,167,113)	(951,375)

Net real estate investments	6,773,209	6,448,383
Real estate investments and other assets held-for-sale	18,131	273,591
Cash and cash equivalents	22,285	47,046
Accounts receivable, net of allowance of $1,777 and $1,359	27,966	29,009
Straight-line rent receivable, net of allowance of $4,086 and $2,886	123,217	110,737
Receivables on construction contracts, including retentions	75,100	66,925
Deferred financing costs, net of accumulated amortization of $38,046 and $29,170	47,904	55,986
Deferred leasing and other costs, net of accumulated amortization of $195,034 and $150,702	368,626	374,635
Escrow deposits and other assets	234,004	254,339

	$7,690,442	$7,660,651

LIABILITIES AND EQUITY
Indebtedness:
Secured debt	$507,351	$524,393
Unsecured notes	3,285,980	3,217,976
Unsecured lines of credit	483,659	546,067

	4,276,990	4,288,436
Liabilities of properties held-for-sale	379	8,954
Construction payables and amounts due subcontractors, including retentions	105,227	142,655
Accrued real estate taxes	78,113	63,796
Accrued interest	56,376	54,631
Other accrued expenses	44,826	56,901
Other liabilities	187,425	149,172
Tenant security deposits and prepaid rents	41,348	34,535

Total liabilities	4,790,684	4,799,080

Partners’ equity:
General Partner:
Common equity (148,420 and 146,175 General Partner Units issued and outstanding)	1,840,002	2,039,785
Preferred equity (4,067 and 2,976 Preferred Units issued and outstanding)	1,016,625	744,000

	2,856,627	2,783,785

Limited Partners’ common equity (6,779 and 7,880 Limited Partner Units issued and outstanding)	47,835	76,415
Accumulated other comprehensive income (loss)	(8,652)	(1,279)

Total partners’ equity	2,895,810	2,858,921

Noncontrolling interests	3,948	2,650

Total equity	2,899,758	2,861,571

	$7,690,442	$7,660,651

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended December 31,

(in thousands, except per unit amounts)

	2008	2007	2006
Revenues:
Rental and related revenue	$860,037	$812,869	$757,746
General contractor revenue	405,131	280,537	308,562
Service fee revenue	29,493	31,011	21,633

	1,294,661	1,124,417	1,087,941

Expenses:
Rental expenses	192,036	176,858	169,424
Real estate taxes	104,110	93,892	79,517
General contractor costs	371,783	246,872	284,633
Service Operations expenses	33,939	38,503	25,184
Depreciation and amortization	308,842	270,373	234,456

	1,010,710	826,498	793,214

Other operating activities:
Equity in earnings of unconsolidated companies	23,817	29,381	38,004
Gain on disposition of Build-for-Sale properties	33,041	25,861	32,818
Earnings from sales of land, net	12,651	33,998	8,192
Undeveloped land carrying costs	(8,204)	(6,502)	(5,892)
Impairment charges	(19,729)	(5,658)	(2,284)
General and administrative expense	(39,508)	(37,727)	(35,916)

	2,068	39,353	34,922

Operating income	286,019	337,272	329,649
Other income (expense):
Interest and other income, net	3,404	2,770	595
Interest expense	(199,241)	(175,429)	(170,766)

Income from continuing operations	90,182	164,613	159,478
Discontinued operations:
Income from discontinued operations before gain on sales	3,265	5,374	12,870
Gain on sale of depreciable properties	16,961	121,072	46,254

Income from discontinued operations	20,226	126,446	59,124
Net income	110,408	291,059	218,602
Distributions on Preferred Units	(71,426)	(58,292)	(56,419)
Gain on repurchase or adjustment for redemption of Preferred Units, net	14,046	(3,483)	(2,633)
Net (income) loss attributable to noncontrolling interests	637	(3,186)	(247)

Net income attributable to common unitholders	$53,665	$226,098	$159,303

Basic net income per Common Unit:
Continuing operations	$.21	$.67	$.67
Discontinued operations	.13	.85	.40

Total	$.34	$1.52	$1.07

Diluted net income per Common Unit:
Continuing operations	$.21	$.66	$.66
Discontinued operations	.13	.85	.40

Total	$.34	$1.51	$1.06

Weighted average number of Common Units outstanding	154,534	148,459	148,069

Weighted average number of Common Units and potential dilutive securities	154,553	149,250	149,156

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31,

(in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income	$110,408	$291,059	$218,602
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of buildings and tenant improvements	246,441	214,477	206,999
Amortization of deferred leasing and other costs	68,511	63,214	47,269
Amortization of deferred financing costs	13,640	11,212	8,617
Straight-line rent adjustment	(15,118)	(16,843)	(20,795)
Impairment charges and other expenses	19,695	—	—
Earnings from land and depreciated property sales	(29,612)	(154,493)	(49,614)
Build-for-Sale operations, net	80,751	(84,547)	(148,849)
Construction contracts, net	125,855	(25,818)	1,749
Other accrued revenues and expenses, net	17,611	29,419	26,795
Operating distributions received in excess of (less than) equity in earnings from unconsolidated companies	5,618	(4,631)	(18,339)

Net cash provided by operating activities	643,800	323,049	272,434

Cash flows from investing activities:
Development of real estate investments	(436,256)	(451,162)	(385,516)
Acquisition of real estate investments and related intangible assets	(20,123)	(116,021)	(735,294)
Acquisition of undeveloped land	(40,893)	(317,324)	(435,917)
Recurring tenant improvements, leasing costs and building improvements	(74,814)	(85,936)	(83,000)
Other deferred leasing costs	(22,201)	(39,387)	(22,429)
Other deferred costs and other assets	(8,188)	944	944
Proceeds from land and depreciated property sales, net	116,563	480,943	180,825
Capital distributions from unconsolidated companies	95,392	235,754	296,573
Capital contributions and advances to unconsolidated companies, net	(132,244)	(142,330)	(50,182)

Net cash provided by (used for) investing activities	(522,764)	(434,519)	(1,233,996)

Cash flows from financing activities:
Contributions from the General Partner	17,125	240,802	6,672
Payments for repurchases of Common Units	—	—	(101,282)
Proceeds from issuance of Preferred Units, net	290,000	—	283,994
Payments for redemption/repurchases of Preferred Units	(12,405)	(132,250)	(75,000)
Proceeds from unsecured debt issuance	325,000	340,160	1,429,497
Payments on unsecured debt	(261,479)	(223,657)	(350,000)
Proceeds from issuance of secured debt	—	—	1,029,426
Payments on secured indebtedness including principal amortization	(55,600)	(24,780)	(750,354)
Borrowings (payments) on lines of credit, net	(62,408)	229,067	(66,000)
Distributions to common unitholders	(298,220)	(283,726)	(280,713)
Distributions to preferred unitholders	(71,439)	(58,292)	(56,419)
Contributions from (distributions to) noncontrolling interests in consolidated subsidiaries, net	1,935	(1,626)	930
Payment for capped call option	—	—	(26,967)
Cash settlement of interest rate swaps	(14,625)	10,747	733
Deferred financing costs	(3,681)	(6,083)	(41,659)

Net cash provided by (used for) financing activities	(145,797)	90,362	1,002,858

Net increase (decrease) in cash and cash equivalents	(24,761)	(21,108)	41,296
Cash and cash equivalents at beginning of year	47,046	68,154	26,858

Cash and cash equivalents at end of year	$22,285	$47,046	$68,154

Non-cash investing and financing activities:
Assumption of secured debt for real estate acquisitions	$39,480	$34,259	$217,520

Contribution of property to, net of debt assumed by, unconsolidated companies	$133,312	$146,593	$505,440

Distribution of property from unconsolidated company	$76,449	$—	$—

Conversion of Limited Partner Units to common shares of the General Partner	$3,916	$96,725	$23,629

Issuance of Limited Partner Units for acquisition	$—	$11,020	$—

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

(in thousands, except per unit data)

	Common Unitholders
	General Partner		Limited Partners’ Common Equity	Accumulated Other Comprehensive Income	Total Partners’ Equity	Noncontrolling Interests	Total Equity
	Common Equity	Preferred Equity
Balance at December 31, 2005	$1,805,901	$657,250	$179,211	$(7,118)	$2,635,244	$73	$2,635,317
Comprehensive Income:
Net income	147,274	56,419	14,662	—	218,355	247	218,602
Derivative instrument activity	—	—	—	12,553	12,553	—	12,553

Comprehensive income					230,908		231,155
Conversion of Limited Partner Units to common shares of the General Partner	39,918	—	(16,289)	—	23,629	—	23,629
Redemption of Series I Preferred Units	—	(75,000)	—	—	(75,000)	—	(75,000)
Issuance of Series M and N Preferred Units	(9,115)	294,000	(891)	—	283,994	—	283,994
Capital contribution from General Partner	6,186	—	—	—	6,186	—	6,186
Retirement of Common Units	(91,925)	—	—	—	(91,925)	—	(91,925)
Capped call option	(26,967)	—	—	—	(26,967)	—	(26,967)
Stock based compensation plan activity	9,498	—	—	—	9,498	—	9,498
Equity component of Exchangeable Notes	34,671	—	—	—	34,671	—	34,671
Distributions to Preferred Unitholders	—	(56,419)	—	—	(56,419)	—	(56,419)
Distributions to Partners ($1.89 per Common Unit)	(255,264)	—	(25,137)	—	(280,401)	—	(280,401)
Contributions from noncontrolling interests, net	—	—	—	—	—	760	760

Balance at December 31, 2006	$1,660,177	$876,250	$151,556	$5,435	$2,693,418	$1,080	$2,694,498

Effect of implementing new accounting principle	(1,717)	—	—	—	(1,717)	—	(1,717)

Balance at January 1, 2007	$1,658,460	$876,250	$151,556	$5,435	$2,691,701	$1,080	$2,692,781

Comprehensive Income:
Net income	215,425	58,292	14,156	—	287,873	3,186	291,059
Derivative instrument activity	—	—	—	(6,714)	(6,714)	—	(6,714)

Comprehensive income					281,159		284,345
Conversion of Limited Partner Units to common shares of the General Partner	179,092	—	(82,367)	—	96,725	—	96,725
Redemption of Series B Preferred Units	—	(132,250)	—	—	(132,250)	—	(132,250)
Unit issuance	—	—	11,020	—	11,020	—	11,020
Capital contribution from General Partner	239,605	—	—	—	239,605	—	239,605
Stock based compensation plan activity	12,979	—	—	—	12,979	—	12,979
Distributions to Preferred Unitholders	—	(58,292)	—	—	(58,292)	—	(58,292)
Distributions to Partners ($1.91 per Common Unit)	(265,776)	—	(17,950)	—	(283,726)	—	(283,726)
Distributions to noncontrolling interests, net	—	—	—	—	—	(1,616)	(1,616)

Balance at December 31, 2007	$2,039,785	$744,000	$76,415	$(1,279)	$2,858,921	$2,650	$2,861,571

Comprehensive Income:
Net income	36,362	71,426	3,257	—	111,045	(637)	110,408
Derivative instrument activity	—	—	—	(7,373)	(7,373)	—	(7,373)

Comprehensive income					103,672		103,035
Conversion of Limited Partner Units to common shares of the General Partner	13,149	—	(17,065)	—	(3,916)	—	(3,916)
Issuance of Series O Preferred Units	(10,000)	300,000	—	—	290,000	—	290,000
Repurchase of Preferred Units	14,970	(27,375)	—	—	(12,405)	—	(12,405)
Capital contribution from General Partner	15,516	—	—	—	15,516	—	15,516
Stock based compensation plan activity	13,668	—	—	—	13,668	—	13,668
Distributions to Preferred Unitholders	—	(71,426)	—	—	(71,426)	—	(71,426)
Distributions to Partners ($1.93 per Common Unit)	(283,448)	—	(14,772)	—	(298,220)	—	(298,220)
Contributions from noncontrolling interests, net	—	—	—	—	—	1,935	1,935

Balance at December 31, 2008	$1,840,002	$1,016,625	$47,835	$(8,652)	$2,895,810	$3,948	$2,899,758

Common Units outstanding at December 31, 2008	148,420		6,779		155,199

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	The Partnership

Duke Realty Limited Partnership (the “Partnership”) was formed on October 4, 1993, when Duke Realty Corporation (the “General Partner”) contributed all of its properties and related assets and liabilities, together with the net proceeds from an offering of additional shares of its common stock, to the Partnership. Simultaneously, the Partnership completed the acquisition of Duke Associates, a full-service commercial real estate firm operating in the Midwest. The General Partner was formed in 1985 and we believe it qualifies as a Real Estate Investment Trust (“REIT”) under provisions of the Internal Revenue Code of 1986, as amended. The General Partner is the sole general partner of the Partnership, owning 95.6% of the common Partnership interest as of December 31, 2008 (“General Partner Units”). The remaining 4.4% of the Partnership’s common interest is owned by limited partners (“Limited Partner Units” and, together with the General Partner Units, the “Common Units”). The Limited Partner Units are exchangeable for shares of the General Partner’s common stock on a one-for-one basis subject generally to a one-year holding period, or under certain circumstances, the General Partner may, at its sole option, repurchase the Limited Partnership Units for cash. The holders of the Limited Partner Units do not have the ability to compel the Partnership or the General Partner to pay the value of the Limited Partner Units in cash. The General Partner also owns preferred partnership interests in the Partnership (“Preferred Units”).

We own and operate a portfolio primarily consisting of industrial and office properties and provide real estate services to third-party owners. We conduct Service Operations (see Note 9) through Duke Realty Services, LLC, Duke Realty Services Limited Partnership and Duke Construction Limited Partnership. The consolidated financial statements include our accounts and the accounts of our majority-owned or controlled subsidiaries, and the terms “we”, “us”, and “our” refer to the Partnership and those entities owned or controlled by the Partnership.

(2)	Adoption of New Accounting Pronouncements

Statement of Financial Accounting Standard No. 157 and related literature

Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”) was effective for us on January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. Based on the guidance provided by Financial Accounting Standards Board (“FASB”) Staff Position No. 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), we have only partially implemented the guidance promulgated under SFAS 157 as of January 1, 2008, which in our circumstances only affects financial instruments. SFAS 157 was not applied during 2008 to nonfinancial long-lived asset groups measured for an impairment assessment, reporting units measured at fair value in the first step of the goodwill impairment test, and nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination. We will fully apply the provisions of SFAS 157 beginning January 1, 2009 and do not expect there to be a material impact to the financial statements.

SFAS 157 emphasized that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, SFAS 157 establishes a fair value

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities to which we have access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

FASB Staff Position No. 14-1

On January 1, 2009, we adopted FSP APB No. 14-1, Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires separate accounting for the debt and equity components of certain convertible instruments. The consolidated financial statements and footnotes, as of December 31, 2008 and 2007 and for all periods presented, have been revised to reflect the adoption of FSP APB 14-1. At December 31, 2008, our 3.75% Exchangeable Senior Notes (“Exchangeable Notes”), issued in November 2006, had an exchange rate of 20.47 common shares per $1,000 principal amount of the notes, representing an exchange price of $48.85 per share of the General Partner’s common stock. The Exchangeable Notes are subject to the accounting changes required by FSP APB 14-1. FSP APB 14-1 requires that the value assigned to the debt component equal the estimated fair value of debt with similar contractual cash flows, but without the conversion feature, which results in the debt being recorded at a discount. Our estimate of the amount attributable to the debt component of the Exchangeable Notes was based primarily upon Level 2 inputs, as defined by SFAS 157. The resulting debt discount will be amortized over the period from its issuance through November 2011, the first optional redemption date, as additional non-cash interest expense. FSP APB 14-1 requires the new accounting treatment to be retroactively applied to prior periods. The implementation of FSP APB 14-1 had the following effect on the Consolidated Balance Sheets as of December 31, 2008 (in thousands):

	Previously Reported	Revised	Change
December 31, 2008
Unsecured notes	$3,307,468	$3,285,980	$(21,488)
General Partner Common Equity	$1,817,741	$1,840,002	$22,261
Limited Partners’ Common Equity	$48,608	$47,835	$(773)

	Previously Reported	Revised	Change
December 31, 2007
Unsecured notes	$3,246,000	$3,217,976	$(28,024)
General Partner Common Equity	$2,011,316	$2,039,785	$28,469
Limited Partners’ Common Equity	$76,860	$76,415	$(445)

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

At December 31, 2008, the Exchangeable Notes had $575.0 million of principal outstanding, an unamortized discount of $28.5 million and a net carrying amount of $546.3 million. The carrying amount of the equity component was $34.7 million at December 31, 2008. Subsequent to the implementation of FSP APB 14-1, interest expense is recognized on the Exchangeable Notes at an effective rate of 5.6%. Interest expense on the Exchangeable Notes for the years ended December 31, 2008, 2007 and 2006 is summarized as follows (in thousands):

	2008	2007	2006
Interest expense on Exchangeable Notes, excluding effect of FSP APB 14-1	$21,574	$21,594	$2,336
Effect of FSP ABP 14-1	6,536	6,151	496

Total interest expense on Exchangeable Notes	$28,110	$27,745	$2,832

SFAS No. 141 (R)

SFAS No. 141R, Business Combinations (“SFAS 141R”) requires acquisition related costs to be immediately expensed as period costs. SFAS 141R also requires that 100% of the assets and liabilities of an acquired entity, as opposed to the amount proportional to the portion acquired, must be recorded at fair value upon an acquisition and that a gain or loss must be recognized for the difference between the fair value and the carrying value of any existing ownership interests in acquired entities. Finally, SFAS 141R, as interpreted by FSP FAS 141R-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, requires that contingencies arising from a business combination be recorded at fair value if the acquisition date fair value can be determined during the measurement period. SFAS 141R is effective January 1, 2009.

SFAS 160

On January 1, 2009, we adopted SFAS No. 160, Noncontrolling Interests in the Consolidated Financial Statements – an amendment to ARB No. 51 (“SFAS 160”). The consolidated financial statements and footnotes have been revised to reflect the adoption of SFAS 160. SFAS 160 requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of total equity, which changes the presentation of the noncontrolling interests in the consolidated balance sheets and statements of operations as well as changing the accounting for changes in the level of ownership in consolidated subsidiaries. The change in the classification of noncontrolling interests on the consolidated statements of operations caused a decrease of $637,000 for the year ended December 31, 2008 and increases of $3.2 million and $247,000 for the years ended December 31, 2007 and 2006, respectively, to previously reported net income.

FSP on Emerging Issues Task Force issue 03-6-1

During the first quarter of 2009, we adopted FSP Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which we have applied retrospectively to prior period calculations of basic and diluted earnings per Common Unit. The consolidated financial statements and footnotes have been revised to reflect the adoption of FSP EITF 03-6-1. Pursuant to FSP EITF 03-6-1, certain of our share-based awards are considered participating securities because they earn dividend equivalents that are not forfeited even if the underlying award does not vest.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The effect of including the share-based awards as participating securities resulted in a decrease to basic net income attributable to common unitholders (in thousands) of $1,631, $1,149 and $876 in the years ended December 31, 2008, 2007 and 2006, respectively. Because those share-based awards were included as participating securities for computation of basic net income per Common Unit, applying the treasury stock method to those share-based awards would have been anti-dilutive for computing diluted earnings per Common Unit, thus the implementation of FSP EITF 03-6-1 also resulted in a decrease to diluted net income attributable to common unitholders (in thousands) of $1,631, $1,149 and $876 and a reduction in dilutive potential units outstanding (in thousands of units) of 488, 364, and 237 in the years ended December 31, 2008, 2007 and 2006, respectively.

(3)	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and our controlled subsidiaries. The equity interests in these controlled subsidiaries not owned by us are reflected as noncontrolling interests in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. Investments in entities that we do not control through majority voting interest or where the other owner has substantial participating rights are not consolidated and are reflected as investments in unconsolidated companies under the equity method of reporting.

Reclassifications

Certain amounts in the accompanying consolidated financial statements for 2007 and 2006 have been reclassified to conform to the 2008 consolidated financial statement presentation.

Real Estate Investments

Rental real property, including land, land improvements, buildings and tenant improvements, are included in real estate investments and are generally stated at cost. Construction in process and undeveloped land are included in real estate investments and are stated at cost. Real estate investments also include our equity interests in unconsolidated joint ventures that own and operate rental properties and hold land for development.

Depreciation

Buildings and land improvements are depreciated on the straight-line method over their estimated life not to exceed 40 and 15 years, respectively, and tenant improvement costs are depreciated using the straight-line method over the term of the related lease.

Cost Capitalization

Direct and certain indirect costs clearly associated with and incremental to the development, construction, leasing or expansion of real estate investments are capitalized as a cost of the property. In addition, all leasing commissions paid to third parties for new leases or lease renewals are capitalized. We capitalize a portion of our indirect costs associated with our construction, development and leasing efforts. In assessing the amount of direct and indirect costs to be capitalized, allocations are made based on estimates of the actual amount of time spent in each activity. We do not capitalize any costs attributable to downtime or to unsuccessful projects.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We capitalize direct and indirect project costs associated with the initial construction of a property up to the time the property is substantially complete and ready for its intended use. In addition, we capitalize costs, including real estate taxes, insurance, and utilities, that have been allocated to vacant space based on the square footage of the portion of the building not held available for immediate occupancy during the extended lease-up periods after construction of the building shell has been completed if costs are being incurred to ready the vacant space for its intended use. If costs and activities incurred to ready the vacant space cease, then cost capitalization is also discontinued until such activities are resumed. Once necessary work has been completed on a vacant space, project costs are no longer capitalized.

We cease capitalization of all project costs on extended lease-up periods after the shorter of a one-year period after the completion of the building shell or when the property attains 90% occupancy.

Impairment

We evaluate our real estate assets, with the exception of those that are classified as held-for-sale, for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If such an evaluation is considered necessary, we compare the carrying amount of that real estate asset, or asset group, with the expected undiscounted cash flows that are directly associated with, and that are expected to arise as a direct result of, the use and eventual disposition of that asset, or asset group. Our estimate of the expected future cash flows used in testing for impairment is based on, among other things, our estimates regarding future market conditions, rental rates, occupancy levels, costs of tenant improvements, leasing commissions and other tenant concessions, assumptions regarding the residual value of our properties at the end of our anticipated holding period and the length of our anticipated holding period and is, therefore, subjective by nature. These assumptions could differ materially from actual results. If our strategy changes or if market conditions otherwise dictate a reduction in the holding period and an earlier sale date, an impairment loss could be recognized and such loss could be material. To the extent the carrying amount of a real estate asset, or asset group, exceeds the associated estimate of undiscounted cash flows, an impairment loss is recorded to reduce the carrying value of the asset to its fair value. The determination of the fair value of real estate assets is also highly subjective, especially in markets where there is a lack of recent comparable transactions.

Real estate assets classified as held-for-sale are reported at the lower of their carrying value or their fair value, less estimated costs to sell. Once a property is designated as held-for-sale, no further depreciation expense is recorded.

Purchase Accounting

We allocate the purchase price of acquired properties to net tangible and identified intangible assets based on their respective fair values, based on all pertinent information available and adjusted based on changes in that information in no event to exceed one year from the date of acquisition. The allocation to tangible assets (buildings, tenant improvements and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions, and costs to execute similar leases. The purchase price of real estate assets is also allocated among three categories of intangible assets consisting of the above or below market component of in-place leases, the value of in-place leases and the value of customer relationships.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The value allocable to the above or below market component of an acquired in-place lease is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in deferred leasing and other costs in the balance sheet and below market leases are included in other liabilities in the balance sheet; both are amortized to rental income over the remaining terms of the respective leases.

The total amount of intangible assets is further allocated to in-place lease values and to customer relationship values based upon management’s assessment of their respective values. These intangible assets are included in deferred leasing and other costs in the balance sheet and are depreciated over the remaining term of the existing lease, or the anticipated life of the customer relationship, as applicable.

Joint Ventures

We analyze our investments in joint ventures under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, to determine if the joint venture is considered a variable interest entity and would require consolidation. To the extent that our joint ventures do not qualify as variable interest entities, we further assess under the guidelines of EITF Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”); Statement of Position 78-9, Accounting for Investments in Real Estate Ventures (“SOP 78-9”); Accounting Research Bulletin No. 51, Consolidated Financial Statements; and SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, to determine if the venture should be consolidated. We have equity interests generally ranging from 10% to 50% in unconsolidated joint ventures that develop, own and operate rental properties and hold land for development. We consolidate those joint ventures that are considered to be variable interest entities where we are the primary beneficiary. For non-variable interest entities, we consolidate those joint ventures that we control through majority ownership interests or where we are the managing member and our partner does not have substantive participating rights. Control is further demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the joint venture without the consent of the limited partner and inability of the limited partner to replace the general partner. We use the equity method of accounting for those joint ventures where we do not have control over operating and financial policies. Under the equity method of accounting, our investment in each joint venture is included on our balance sheet; however, the assets and liabilities of the joint ventures for which we use the equity method are not included on our balance sheet.

To the extent that we contribute assets to a joint venture, our investment in the joint venture is recorded at our cost basis in the assets that were contributed to the joint venture. To the extent that our cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in our share of equity in net income of the joint venture. In accordance with the provisions of SOP 78-9 and SFAS No. 66, Accounting for Sales of Real Estate (“SFAS 66”), we recognize gains on the contribution or sale of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cash Equivalents

Investments with an original maturity of three months or less are classified as cash equivalents.

Valuation of Receivables

We reserve the entire receivable balance, including straight-line rent, of any tenant with an amount outstanding over 90 days. Additional reserves are recorded for more current amounts, as applicable, where we have determined collectability to be doubtful. Straight-line rent receivables for any tenant with long-term risk, regardless of the status of rent receivables, are reviewed and reserved as necessary.

Deferred Costs

Costs incurred in connection with obtaining financing are amortized to interest expense on the straight-line method, which approximates a constant spread over the term of the related loan. All direct and indirect costs, including estimated internal costs, associated with the leasing of real estate investments owned by us are capitalized and amortized over the term of the related lease. We include lease incentive costs, which are payments made on behalf of a tenant to sign a lease, in deferred leasing costs and amortize them on a straight-line basis over the respective lease terms as a reduction of rental revenues. We include as lease incentives amounts funded to construct tenant improvements owned by the tenant. Unamortized costs are charged to expense upon the early termination of the lease or upon early payment of the financing.

Revenues

Rental Operations

The timing of revenue recognition under an operating lease is determined based upon ownership of the tenant improvements. If we are the owner of the tenant improvements, revenue recognition commences after the improvements are completed and the tenant takes possession or control of the space. In contrast, if we determine that the tenant allowances we are funding are lease incentives, then we commence revenue recognition when possession or control of the space is turned over to the tenant. Rental income from leases with free rental periods or scheduled rental increases during their terms is recognized on a straight-line basis.

We record lease termination fees when a tenant has executed a definitive termination agreement with us and the payment of the termination fee is not subject to any conditions that must be met or waived before the fee is due to us.

Service Operations

Management fees are based on a percentage of rental receipts of properties managed and are recognized as the rental receipts are collected. Maintenance fees are based upon established hourly rates and are recognized as the services are performed. Construction management and development fees represent fee-based third-party contracts and are recognized as earned based on the terms of the contract, which approximates the percentage of completion method.

We recognize income on construction contracts where we serve as a general contractor on the percentage of completion method. Using this method, profits are recorded based on our estimates of the percentage of completion of individual contracts, commencing when the work performed under the contracts reaches a point where the final costs can be estimated with reasonable accuracy. The

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

percentage of completion estimates are based on a comparison of the contract expenditures incurred to the estimated final costs. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Unbilled receivables on construction contracts totaled $22.7 million and $33.1 million at December 31, 2008 and 2007, respectively.

Property Sales

Gains on sales of all properties are recognized in accordance with SFAS 66. The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance from the seller associated with the properties. We make judgments based on the specific terms of each transaction as to the amount of the total profit from the transaction that we recognize considering factors such as continuing ownership interest we may have with the buyer (“partial sales”) and our level of future involvement with the property or the buyer that acquires the assets. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the full accrual sales criteria are met. Estimated future costs to be incurred after completion of each sale are included in the determination of the gain on sales.

Gains from sales of depreciated property are included in discontinued operations and the proceeds from the sale of these held-for-rental properties are classified in the investing activities section of the Consolidated Statements of Cash Flows.

Gains or losses from our sale of properties that were developed or repositioned with the intent to sell and not for long-term rental (“Build-for-Sale” properties) are classified as gain on sale of Build-for-Sale properties in the Consolidated Statements of Operations. All activities and proceeds received from the development and sale of these buildings are classified in the operating activities section of the Consolidated Statements of Cash Flows.

Net Income Per Common Unit

Basic net income per Common Unit is computed by dividing net income attributable to common unitholders, less distributions on share-based awards expected to vest, by the weighted average number of Common Units outstanding for the period. Diluted net income per Common Unit is computed by dividing basic net income attributable to common unitholders by the sum of the weighted average number of Common Units outstanding and any potential dilutive securities for the period.

The following table reconciles the components of basic and diluted net income per Common Unit (in thousands):

	2008	2007	2006
Net income attributable to common unitholders	$53,665	$226,098	$159,303
Less: Distributions on share-based awards expected to vest	(1,631)	(1,149)	(876)

Basic and diluted net income attributable to common unitholders	$52,034	$224,949	$158,427

Weighted average number of Common Units outstanding	154,534	148,459	148,069
Dilutive units for stock-based compensation plans (1)	19	791	1,087

Weighted average number of Common Units and potential dilutive securities	154,553	149,250	149,156

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Excludes (in thousands of units) 7,731, 780 and 719 of anti-dilutive units for the years ended December 31, 2008, 2007 and 2006, respectively. Also excludes the Exchangeable Notes issued in 2006, that have (in thousands of units) 11,771, 11,751 and 1,287 anti-dilutive potential units for the years ended December 31, 2008, 2007 and 2006.

A joint venture partner in one of our unconsolidated companies has the option to convert a portion of its ownership in the joint venture to the General Partner’s common shares, which would require the issuance of additional Common Units to the General Partner. The effect of this option on earnings per unit was anti-dilutive for the years ended December 31, 2008, 2007 and 2006.

Federal Income Taxes

We recorded federal and state income tax expense (benefit) of $(6.6 million), $8.9 million and $7.9 million for 2008, 2007 and 2006, respectively, which were primarily attributable to the earnings (loss) of our taxable REIT subsidiaries. We paid federal and state income taxes of $3.5 million, $10.1 million and $4.3 million for 2008, 2007 and 2006, respectively. The taxable REIT subsidiaries have no significant deferred income tax or unrecognized tax benefit items.

As a partnership, the allocated share of income and loss other than the operations of the taxable REIT subsidiaries is included in the income tax returns of the partners; accordingly, no accounting for federal income taxes is required in the accompanying consolidated financial statements.

Stock Based Compensation

Under the limited partnership agreement of the Partnership, we are required to issue one Common Unit to the General Partner for each share of common stock issued by the General Partner. Accordingly, the issuance of common shares by the General Partner under its stock based compensation plans requires the issuance of a corresponding number of Common Units by us to the General Partner.

Effective January 1, 2006, we adopted SFAS No. 123(R), Share Based Payment, (“SFAS 123(R)”), using the modified prospective application method. Under this method, as of January 1, 2006, we applied the provisions of SFAS 123(R) to new and modified awards, as well as to the nonvested portion of awards granted before the required effective date and outstanding at such time.

Derivative Financial Instruments

We periodically enter into certain interest rate protection agreements to effectively convert or cap floating rate debt to a fixed rate, and to hedge anticipated future financing transactions, both of which qualify for cash flow hedge accounting treatment. Net amounts paid or received under these agreements are recognized as an adjustment to the interest expense of the corresponding debt. We do not utilize derivative financial instruments for trading or speculative purposes.

If a derivative qualifies as a cash flow hedge, the change in fair value of the derivative is recognized in other comprehensive income to the extent the hedge is effective, while the ineffective portion of the derivative’s change in fair value is recognized in earnings. Gains and losses on our interest rate protection agreements are subsequently included in earnings as an adjustment to interest expense in the same periods in which the related interest payments being hedged are recognized in earnings.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We estimate the fair value of derivative instruments using standard market conventions and techniques such as discounted cash flow analysis, option pricing models and termination cost at each balance sheet date. For all hedging relationships, we formally document the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness.

Use of Estimates

The preparation of the financial statements requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. The most significant estimates, as discussed within our Summary of Significant Accounting Policies, pertain to the critical assumptions utilized in testing real estate assets for impairment as well as in estimating the fair value of real estate assets when an impairment event has taken place. Actual results could differ from those estimates.

(4)	Significant Acquisitions and Dispositions

Acquisitions

We acquired total income producing real estate related assets of $60.5 million, $219.9 million and $948.4 million in 2008, 2007 and 2006, respectively.

In December 2007, in order to further establish our property positions around strategic port locations, we purchased a portfolio of five industrial buildings in Seattle, Virginia and Houston, as well as approximately 161 acres of undeveloped land and a 12-acre container storage facility in Houston. The total price was $89.7 million and was financed in part through assumption of secured debt that had a fair value of $34.3 million. Of the total purchase price, $64.1 million was allocated to in-service real estate assets, $20.0 million was allocated to undeveloped land and the container storage facility, $5.4 million was allocated to lease related intangible assets, and the remaining amount was allocated to acquired working capital related assets and liabilities. The results of operations for the acquired properties since the date of acquisition have been included in continuing rental operations in our consolidated financial statements.

In February 2007, we completed the acquisition of Bremner Healthcare Real Estate (“Bremner”), a national health care development and management firm. The primary reason for the acquisition was to expand our development capabilities within the health care real estate market. The initial consideration paid to the sellers totaled $47.1 million, and the sellers may be eligible for further contingent payments over a three-year period following the acquisition. Approximately $39.0 million of the total purchase price was allocated to goodwill, which is attributable to the value of Bremner’s overall development capabilities and its in-place workforce. The results of operations for Bremner since the date of acquisition have been included in continuing operations in our consolidated financial statements.

In February 2006, we acquired the majority of a Washington, D.C. metropolitan area portfolio of suburban office and light industrial properties (the “Mark Winkler Portfolio”). The assets acquired for a purchase price of approximately $867.6 million were comprised of 32 in-service properties with approximately 2.9 million square feet for rental, 166 acres of undeveloped land, as well as

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

certain related assets of the Mark Winkler Company, a real estate management company. The acquisition was financed primarily through assumed mortgage loans and new borrowings. The assets acquired and liabilities assumed were recorded at their estimated fair value at the date of acquisition, as summarized below (in thousands):

Operating rental properties	$602,011
Undeveloped land	154,300

Total real estate investments	756,311
Other assets	10,478
Lease related intangible assets	86,047
Goodwill	14,722

Total assets acquired	867,558
Debt assumed	(148,527)
Other liabilities assumed	(5,829)

Purchase price, net of assumed liabilities	$713,202

In December 2006, we contributed 23 of these in-service properties acquired from the Mark Winkler Portfolio with a basis of $381.6 million representing real estate investments and acquired lease related intangible assets to two new unconsolidated subsidiaries. Of the remaining nine in-service properties, eight were contributed to these two unconsolidated subsidiaries in 2007 and one remains in continuing operations as of December 31, 2008. The eight properties contributed in 2007 had a basis of $298.4 million representing real estate investments and acquired lease related intangible assets, and debt secured by these properties of $146.4 million was also assumed by the unconsolidated subsidiaries.

In the third quarter of 2006, we finalized the purchase of a portfolio of industrial real estate properties in Savannah, Georgia. We completed a majority of the purchase in January 2006. The assets acquired for a purchase price of approximately $196.2 million were comprised of 18 buildings with approximately 5.1 million square feet for rental as well as over 60 acres of undeveloped land. The acquisition was financed in part through assumed mortgage loans. The results of operations for the acquired properties since the date of acquisition have been included in continuing rental operations in our consolidated financial statements.

Dispositions

In March 2007, as part of our capital recycling program, we sold a portfolio of eight suburban office properties totaling 894,000 square feet in the Cleveland market. The sales price totaled $140.4 million, of which we received net proceeds of $139.3 million. We also sold a portfolio of twelve flex and light industrial properties in July 2007, totaling 865,000 square feet in the St. Louis market, for a sales price of $65.0 million, of which we received net proceeds of $64.2 million.

(5)	Related Party Transactions

We provide property management, leasing, construction and other tenant related services to unconsolidated companies in which we have equity interests. For the years ended December 31, 2008, 2007 and 2006, respectively, we earned management fees of $7.8 million, $7.1 million and $4.4 million, leasing fees of $2.8 million, $4.2 million and $2.9 million and construction and development fees of $12.7 million, $13.1 million and $19.1 million from these companies. We

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

recorded these fees based on contractual terms that approximate market rates for these types of services and we have eliminated our ownership percentages of these fees in the consolidated financial statements.

(6)	Investments in Unconsolidated Companies

We have equity interests generally ranging from 10% to 50% in unconsolidated joint ventures that develop, own and operate rental properties and hold land for development.

Combined summarized financial information for the unconsolidated companies as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007 and 2006, are as follows (in thousands):

	2008	2007	2006
Rental revenue	$250,312	$215,855	$157,186

Net income	$40,437	$41,725	$65,985

Land, buildings and tenant improvements, net	$2,018,384	$1,771,342
Construction in progress	192,153	105,796
Undeveloped land	179,024	114,253
Other assets	239,046	194,616

	$2,628,607	$2,186,007

Indebtedness	$1,225,762	$989,120
Other liabilities	248,093	224,468

	1,473,855	1,213,588
Owners' equity	1,154,752	972,419

	$2,628,607	$2,186,007

Our share of the scheduled payments of long term debt for the unconsolidated joint ventures for each of the next five years and thereafter as of December 31, 2008 are as follows (in thousands):

Year	Future Repayments
2009	$27,182
2010	168,163
2011	37,247
2012	44,661
2013	30,942
Thereafter	146,930

$455,125

(7)	Discontinued Operations, Assets Held-for-Sale and Impairments

The amounts described in the following paragraphs and tables have been reclassified from the previously filed consolidated financial statements to reflect the reclassification of the operations of properties sold in the first quarter of 2009 to discontinued operations. During the period January 1, 2009 through March 31, 2009 we sold two properties owned by us and not classified as assets held for sale as of December 31, 2008. The results of operations for such properties have been reclassified as income from discontinued operations for the years ended December 31, 2008, 2007 and 2006 in the consolidated statements of operations. The effect of these reclassfications resulted in increases to income from discontinued operations of $1.6 million, $1.0 million and $1.2 million in the years ended December 31, 2008, 2007 and 2006, respectively.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

After the effects of the above reclassification, we have classified operations of 63 buildings as discontinued operations for the three-year period ended December 31, 2008. As a result of the reclassification, income from discontinued operations now totals $20.2 million, $126.4 million and $59.1 million for the years ended December 31, 2008, 2007 and 2006, respectively. These 63 buildings consist of 35 industrial and 28 office properties. Of these properties, eight were sold during 2008, 32 properties were sold during 2007, 21 properties were sold during 2006 and two additional properties were sold during the three-month period ended March 31, 2009.

We allocate interest expense to discontinued operations and have included such interest expense in computing income from discontinued operations. Interest expense allocable to discontinued operations includes interest on any secured debt for properties included in discontinued operations and an allocable share of our consolidated unsecured interest expense for unencumbered properties. The allocation of unsecured interest expense to discontinued operations was based upon the gross book value of the unencumbered real estate assets included in discontinued operations as it related to the gross book value of our unencumbered real estate assets.

The following table illustrates operations of the buildings reflected in discontinued operations for the years ended December 31 (in thousands):

	2008	2007	2006
Revenues	$19,347	$37,182	$75,510
Operating expenses	(6,089)	(14,744)	(26,592)
Depreciation and amortization	(6,110)	(7,318)	(19,812)

Operating income	7,148	15,120	29,106
Interest expense	(3,883)	(9,746)	(16,236)

Income from discontinued operations, before gain on sales	3,265	5,374	12,870
Gain on sale of depreciable properties	16,961	121,072	46,254

Income from discontinued operations	$20,226	$126,446	$59,124

At December 31, 2008, we have classified one in-service property as held-for-sale. The following table illustrates the aggregate balance sheet information of this held-for-sale property at December 31, 2008 (in thousands):

Real estate investments, net	$16,813
Other assets	1,318

Total assets held-for-sale	$18,131

Accrued expenses	$379
Other liabilities	—

Total liabilities held-for-sale	$379

As the result of disruptions in the U.S. economy and the difficulties of potential buyers in obtaining financing in the volatile credit markets, we determined that 28 properties no longer met the criteria for held-for-sale classification. As the result of removing these properties from held-for-sale classification, we recognized $13.2 million of additional depreciation expense in 2008.

As the result of a re-assessment of our intended use, as well as the negative effect of the overall economy on real estate values in certain of our markets, we recognized non-cash impairment charges of $8.6 million in 2008 on seven of our tracts of undeveloped land. We also recognized $2.8 million of impairment charges on two of our Build-for-Sale office rental properties that were under construction at December 31, 2008. The fair values of these assets were calculated either by discounting estimated future cash flows and sales proceeds or based on comparable transactions. All of the non-cash impairment charges recognized in 2008 are included in income from continuing operations.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We recorded impairment adjustments on depreciable properties of $266,000 in 2006. No impairment adjustments were recorded on depreciable properties in 2007.

(8)	Indebtedness

Indebtedness at December 31, 2008 and 2007 consists of the following (in thousands):

	2008	2007
Fixed rate secured debt, weighted average interest rate of 6.13% at December 31, 2008, and 6.11% at December 31, 2007, maturity dates ranging from 2009 to 2027	$499,061	$515,423
Variable rate secured debt, weighted average interest rate of 3.88% at December 31, 2008, and 3.35% at December 31, 2007, maturity dates ranging from 2014 to 2025	8,290	8,970
Fixed rate unsecured debt, weighted average interest rate of 5.93% at December 31, 2008, and 5.73% at December 31, 2007, maturity dates ranging from 2009 to 2028	3,285,980	3,217,976
Unsecured lines of credit, weighted average interest rate of 1.34% at December 31, 2008, and 5.52% at December 31, 2007 maturity dates ranging from 2010 to 2011	483,659	546,067

	$4,276,990	$4,288,436

Fixed Rate Secured Debt

As of December 31, 2008, the $507.4 million of secured debt was collateralized by rental properties with a carrying value of $710.5 million and by letters of credit in the amount of $8.4 million.

The fair value of our fixed rate secured debt as of December 31, 2008 was $438.0 million. We utilized a discounted cash flow methodology in order to determine the fair value of our fixed rate secured debt. The net present value of the difference between future contractual interest payments and future interest payments based on our estimate of a current market rate represents the difference between the book value and the fair value. Our estimate of a current market rate is based upon the rate at which we estimate we could obtain similar borrowings when considering current market conditions. The current market rates we utilized were internally estimated; therefore, we have concluded that our determination of fair value for our fixed rate secured debt was primarily based upon Level 3 (as described in Note 2) inputs.

Fixed Rate Unsecured Debt

We took the following actions during 2008 and 2007 as it pertains to our fixed rate unsecured indebtedness:

•	In January 2008, we repaid $125.0 million of senior unsecured notes with an effective interest rate of 3.36% on their scheduled maturity date.

•	In May 2008, we repaid $100.0 million of senior unsecured notes with an effective interest rate of 6.76% on their scheduled maturity date.

•

In May 2008, we issued $325.0 million of 6.25% senior unsecured notes due in May 2013. After including the effect of forward starting swaps (see Note 14), which were designated as cash flow hedges for this offering, the effective interest rate is 7.36%.

•	In August 2007, we repaid $100.0 million of senior unsecured notes on their scheduled maturity date that had an effective interest rate of 7.47%.

•

In September 2007, we issued $300.0 million of 6.50% senior unsecured notes due in January 2018. This issuance was hedged with a forward starting interest rate swap that was settled and reduced the effective interest rate to 6.16%.

•	In November 2007, we repaid $100.0 million of senior unsecured notes on their scheduled maturity date that had an effective interest rate of 3.63%.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The fair value of our fixed rate unsecured debt as of December 31, 2008 was approximately $2.2 billion. We utilized multiple broker estimates in estimating the fair value. Our unsecured notes are thinly traded and, in many cases, the broker estimates were not based upon comparable transactions. As such, we have determined that our estimation of the fair value of our fixed rate unsecured debt was primarily based upon Level 3 inputs.

The indentures (and related supplemental indentures) governing our outstanding series of notes also require us to comply with financial ratios and other covenants regarding our operations. We were in compliance with all such covenants as of December 31, 2008.

Unsecured Lines of Credit

Our unsecured lines of credit as of December 31, 2008 are described as follows (in thousands):

Description	Borrowing Capacity	Maturity Date	Outstanding at December 31, 2008
Unsecured Line of Credit – Partnership	$1,300,000	January 2010	$474,000
Unsecured Line of Credit – Consolidated Subsidiary	$30,000	July 2011	$9,659

We use the Partnership’s unsecured line of credit to fund development activities, acquire additional rental properties and provide working capital. This line of credit provides us with an option to obtain borrowings from financial institutions that participate in the line, at rates that may be lower than the stated interest rate, subject to certain restrictions. The stated rate on the amounts outstanding on the Partnership’s unsecured line of credit as of December 31, 2008 was LIBOR plus .525% (ranging from 1.005% to 2.355% as of December 31, 2008). We may, solely at our option, exercise an option to extend the maturity date to January 2011. This line of credit also contains various financial covenants that require us to meet financial ratios and defined levels of performance, including those related to fixed charge, variable rate indebtedness, consolidated net worth and debt-to-net asset value. As of December 31, 2008, we were in compliance with all covenants under this line of credit.

The consolidated subsidiary’s unsecured line of credit allows for borrowings up to $30.0 million at a rate of LIBOR plus .85% (equal to 1.32% for outstanding borrowings as of December 31, 2008). This unsecured line of credit is used to fund development activities within the consolidated subsidiary and matures in July 2011 with a 12-month extension option.

The fair value of our unsecured lines of credit as of December 31, 2008 was $477.1 million. We utilized a discounted cash flow methodology in order to estimate the fair value. The net present value of the difference between future contractual interest payments and future interest payments based on our estimate of a current market rate represents the difference between the book value and the fair value. Our estimate of a current market rate is based upon the rate, considering current market conditions and our specific credit profile, at which we estimate we could obtain similar borrowings. The current market rate we utilized was internally estimated; therefore, we have concluded that our determination of fair value for our unsecured lines of credit was primarily based upon Level 3 inputs.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Changes in Fair Value

As all of our fair value debt disclosures relied primarily on Level 3 inputs, the following table summarizes the changes in the fair value of our debt for the year ended December 31, 2008 (in thousands):

	Fair Value at 12/31/07	Total Realized and Unrealized Losses/(Gains)	Issuances/ Payoffs	Adjustments to Fair Value	Fair Value at 12/31/08
Fixed rate secured debt	$482,655	$—	$(5,676)	$(38,930)	$438,049
Variable rate secured debt	8,970	—	—	(680)	8,290
Fixed rate unsecured notes	3,148,645	(2,053)	63,522	(1,013,425)	2,196,689
Unsecured lines of credit	546,067	—	(62,408)	(6,579)	477,080

Total	$4,186,337	$(2,053)	$(4,562)	$(1,059,614)	$3,120,108

Scheduled Maturities and Interest Paid

At December 31, 2008, the scheduled amortization and maturities of all indebtedness for the next five years and thereafter were as follows (in thousands):

Year	Amount
2009	$257,697
2010	649,445
2011	1,053,621
2012	210,122
2013	483,889
Thereafter	1,642,014

$4,296,788

The amount of interest paid in 2008, 2007 and 2006 was $235.6 million, $225.8 million and $198.1 million, respectively. The amount of interest capitalized in 2008, 2007 and 2006 was $53.5 million, $59.2 million and $36.3 million, respectively.

(9)	Segment Reporting

We have three reportable operating segments, the first two of which consist of the ownership and rental of office and industrial real estate investments. The operations of our office and industrial properties, along with our healthcare and retail properties, are collectively referred to as “Rental Operations”. Our healthcare and retail properties, which do not meet the quantitative thresholds defined in SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, are not separately presented as a reportable segment. The third reportable segment consists of our Build-for-Sale operations and providing various real estate services such as property management, maintenance, leasing, development and construction management to third-party property owners and joint ventures (and is collectively referred to as “Service Operations”). Our reportable segments offer different products or services and are managed separately because each segment requires different operating strategies and management expertise.

During the period between the completion of development, rehabilitation or repositioning of a Build-for-Sale property and the date the property is contributed to an unconsolidated company or sold to a third party, the property and its associated rental income and rental expenses are included in the applicable Rental Operations segment because the primary activity associated with the Build-for-Sale property during that period is rental activities. Upon contribution or sale, the resulting gain or loss is part of the income of the Service Operations business segment.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other revenue consists of equity in earnings of unconsolidated companies as well as other operating revenues not identified with one of our operating segments. Segment FFO information (FFO is defined below) is calculated by subtracting operating expenses attributable to the applicable segment from segment revenues. Non-segment assets consist of corporate assets including cash, deferred financing costs and investments in unconsolidated companies. Interest expense and other non-property specific revenues and expenses are not allocated to individual segments in determining our performance measure.

We assess and measure consolidated operating results based upon an industry performance measure referred to as Funds From Operations (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT like our General Partner. The National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with GAAP. FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. FFO attributable to common unitholders is calculated in accordance with the definition that was adopted by the Board of Governors of NAREIT. We do not allocate certain income and expenses to our operating segments and, thus, the operational measure presented on a segment-level basis is not meant to represent FFO as defined by NAREIT.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO, as defined by NAREIT, represents GAAP net income (loss), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

Management believes that the use of FFO, combined with the required primary GAAP presentations, improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes FFO is a useful measure for reviewing comparative operating and financial performance (although FFO should be reviewed in conjunction with net income, which remains the primary measure of performance) because by excluding gains or losses related to sales of previously depreciated real estate assets and excluding real estate asset depreciation and amortization, FFO provides a useful comparison of the operating performance of our real estate between periods or as compared to different companies.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table shows (i) the revenues and FFO for each of the reportable segments and (ii) a reconciliation of net income attributable to common unitholders to the calculation of FFO for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
Revenues
Rental Operations:
Office	$558,070	$552,438	$537,829
Industrial	250,078	218,055	193,675
Non-reportable Rental Operations segments	31,987	20,952	5,770
Service Operations	434,624	311,548	330,195

Total Segment Revenues	1,274,759	1,102,993	1,067,469
Other Revenue	19,902	21,424	20,472

Consolidated Revenue from continuing operations	1,294,661	1,124,417	1,087,941
Discontinued Operations	19,347	37,182	75,510

Consolidated Revenue	$1,314,008	$1,161,599	$1,163,451

Funds From Operations
Rental Operations:
Office	$334,605	$341,882	$336,080
Industrial	191,795	166,827	150,122
Non-reportable Rental Operations segments	20,159	14,384	4,372
Services Operations	61,943	52,034	53,196

	608,502	575,127	543,770
Non-Segment Items:
Interest expense	(199,241)	(175,429)	(170,766)
Impairment charges	(19,729)	(5,658)	(2,284)
Interest and other income (expense), net	3,404	2,770	595
General and administrative expense	(39,508)	(37,727)	(35,916)
Gain on land sales, net	12,651	33,998	8,192
Undeveloped land carrying costs	(8,204)	(6,502)	(5,892)
Other non-segment income (expense)	17,332	19,026	17,787
Net income attributable to noncontrolling interests	637	(3,186)	(247)
Joint venture items	61,026	49,928	37,774
Distributions on Preferred Units	(71,426)	(58,292)	(56,419)
Repurchase or redemption of Preferred Units, net	14,046	(3,483)	(2,633)
Discontinued operations	9,375	12,692	37,113

Consolidated basic FFO attributable to common unitholders	388,865	403,264	371,074
Depreciation and amortization on continuing operations	(308,842)	(270,373)	(234,456)
Depreciation and amortization on discontinued operations	(6,110)	(7,318)	(19,812)
Partnership’s share of joint venture adjustments	(37,704)	(26,791)	(18,394)
Earnings from depreciated property sales on discontinued operations	16,961	121,072	42,089
Earnings from depreciated property sales – share of joint venture	495	6,244	18,802

Net income attributable to common unitholders	$53,665	$226,098	$159,303

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The assets for each of the reportable segments as of December 31, 2008 and 2007 are as follows (in thousands):

	December 31, 2008	December 31, 2007
Assets
Rental Operations:
Office	$3,758,839	$3,705,928
Industrial	2,363,632	2,313,507
Non-reportable Rental Operations segments	364,848	312,246
Service Operations	373,186	476,033

Total Segment Assets	6,860,505	6,807,714
Non-Segment Assets	829,937	852,937

Consolidated Assets	$7,690,442	$7,660,651

In addition to revenues and FFO, we also review our recurring capital expenditures in measuring the performance of our individual Rental Operations segments. These recurring capital expenditures consist of tenant improvements, leasing commissions and building improvements. We review these expenditures to determine the costs associated with re-leasing vacant space and maintaining the condition of our properties. Our recurring capital expenditures by segment are summarized as follows for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
Recurring Capital Expenditures
Office	$56,844	$68,427	$66,449
Industrial	16,443	16,454	16,210
Non-reportable Rental Operations segments	1,527	1,055	341

Total	$74,814	$85,936	$83,000

(10)	Leasing Activity

Future minimum rents due to us under non-cancelable operating leases at December 31, 2008 are as follows (in thousands):

Year	Amount
2009	$725,314
2010	703,082
2011	622,876
2012	543,304
2013	447,890
Thereafter	1,534,866

$4,577,332

In addition to minimum rents, certain leases require reimbursements of specified operating expenses that amounted to $183.2 million, $177.2 million and $161.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.

(11)	Employee Benefit Plans

We maintain a 401(k) plan for full-time employees. We make matching contributions up to an amount equal to three percent of the employee’s salary and may also make annual discretionary contributions. The total expense recognized for this plan was $3.0 million, $3.7 million and $3.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We make contributions to a contributory health and welfare plan as necessary to fund claims not covered by employee contributions. The total expense we recognized related to this plan was $9.6 million, $9.3 million and $9.4 million for 2008, 2007 and 2006, respectively. These expense amounts include estimates based upon the historical experience of claims incurred but not reported as of year-end.

(12)	Partners’ Equity

The General Partner periodically uses the public equity markets to fund the development and acquisition of additional rental properties or to pay down debt. The proceeds of these offerings are contributed to us in exchange for an additional interest in the Partnership.

Beginning in August 2007, the General Partner issued new shares of common stock under employee and non-employee stock purchase plans, as well as for dividend reinvestment plans. The General Partner received $15.5 million and $6.9 million of proceeds from these share issuances during the years ended December 31, 2008 and 2007, respectively.

In October 2007, the General Partner issued 7.0 million shares of its common stock for net proceeds of $232.7 million.

In February 2008, the General Partner issued $300.0 million of 8.375% Series O Cumulative Redeemable Preferred Shares and used the net proceeds to reduce the outstanding balance on the Partnership’s unsecured line of credit. The General Partner’s Series O Cumulative Redeemable Preferred Shares have no stated maturity date although they may be redeemed, at the General Partner’s option, beginning in February 2013.

During the fourth quarter of 2008, pursuant to the share repurchase plan approved by the General Partner’s board of directors, the General Partner repurchased 109,500 preferred shares from all of its outstanding series. The preferred shares repurchased had a total redemption value of approximately $27.4 million, and were repurchased for $12.4 million. We then repurchased corresponding Preferred Units held by the General Partner at the same price at which it repurchased its shares on the open market. In conjunction with the repurchases, approximately $924,000 of offering costs, the ratable portion of total offering costs associated with the repurchased Preferred Units, were charged against income attributable to common unitholders in the fourth quarter. A net gain of approximately $14.0 million was included in income attributable to common unitholders. All shares repurchased by the General Partner were retired prior to December 31, 2008.

In October 2007, the General Partner redeemed all of its outstanding 7.99% Series B Cumulative Redeemable Preferred Shares at a liquidation amount of $132.3 million. Offering costs of $3.5 million were charged against net income attributable to common unitholders in conjunction with the redemption of these shares.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following series of Preferred Units were outstanding as of December 31, 2008 (in thousands, except percentage data):

Description	Units Outstanding	Distribution Rate	Optional Redemption Date	Liquidation Preference
Series J Preferred	396	6.625%	August 29, 2008	$99,058
Series K Preferred	598	6.500%	February 13, 2009	$149,550
Series L Preferred	797	6.600%	November 30, 2009	$199,075
Series M Preferred	673	6.950%	January 31, 2011	$168,272
Series N Preferred	435	7.250%	June 30, 2011	$108,630
Series O Preferred	1,168	8.375%	February 22, 2013	$292,040

All series of Preferred Units require cumulative distributions and have no stated maturity date (although the General Partner may redeem all such Preferred Units on or following their optional redemption dates at its option, in whole or in part).

(13)	Stock Based Compensation

The General Partner is authorized to issue up to 9,079,187 shares of its common stock under its stock based employee and non-employee compensation plans.

Cash flows resulting from tax deductions in excess of recognized compensation cost from the exercise of stock options (excess tax benefits) were not significant in any period presented.

Fixed Stock Option Plans

The General Partner had options outstanding under five fixed stock option plans as of December 31, 2008. Additional grants may be made under one of those plans. Stock option awards granted under the General Partner’s stock based employee and non-employee compensation plans generally vest over five years at 20% per year and have contractual lives of ten years. The exercise price for stock option grants is set at the fair value of the General Partner’s common stock on the day of grant.

The following table summarizes transactions under the General Partner’s stock option plans as of December 31, 2008:

		2008
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value (1) (in Millions)
Outstanding, beginning of year	5,850,956	$29.84
Granted	2,792,012	$23.34
Exercised	(232,886)	$22.21
Forfeited	(986,815)	$28.33

Outstanding, end of year	7,423,267	$27.84	7.2	$—

Options exercisable, end of year	2,703,868	$27.96	4.9	$—

(1)	The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the closing stock price of $10.96 at December 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. This amount changes continuously based on the market prices of the General Partner’s stock.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Options granted in the years ended December 31, 2008, 2007 and 2006, respectively, had a weighted average fair value per option of $1.76, $2.89 and $3.60. As of December 31, 2008, there was $6.3 million of total unrecognized compensation expense related to stock options granted under the plans, which is expected to be recognized over a weighted average remaining period of 3.59 years. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, respectively, was approximately $898,000, $5.6 million and $11.3 million. Compensation expense recognized for fixed stock option plans was $3.9 million, $2.3 million and $1.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. The fair value of options vested during the years ended December 31, 2008, 2007 and 2006 was $2.6 million, $1.6 million and $1.6 million, respectively.

The fair values of the options were determined using the Black-Scholes option-pricing model with the following assumptions:

	2008	2007	2006
Dividend yield	6.75%	5.75%-6.50%	6.25%
Volatility	20.0%	18.0%	20.0%
Risk-free interest rate	2.79%	3.63-4.78%	4.5%
Expected life	5 years	5 years	6 years

The risk free interest rate assumption is based upon observed interest rates appropriate for the term of the General Partner’s employee stock options. The dividend yield assumption is based on the history of and our present expectation of future dividend payouts. Our computation of expected volatility for the valuation of stock options granted in the years ended December 31, 2008, 2007 and 2006 is based on historic, and our present expectation of future volatility over a period of time equal to the expected term. The expected life of employee stock options represents the weighted average period the stock options are expected to remain outstanding.

Performance Share Plan

Performance shares were granted under the 2000 Performance Share Plan, with each performance share economically equivalent to one share of the General Partner’s common stock. The performance shares vest over a five-year period with the vesting percentage for a year dependent upon the General Partner’s attainment of certain predefined levels of earnings growth for such year. The performance shares have a contractual life of five years. In April 2006, the 2000 Performance Share Plan was amended to provide that awards would be settled in shares of the General Partner’s common stock rather than cash. The fair value of existing awards was fixed at the date of the amendment and the fair value of subsequent awards will be fixed at the fair value of the General Partner’s common stock at the date of grant.

The following table summarizes transactions for the General Partner’s performance shares for the year ended December 31, 2008:

2000 Performance Share Plan	Vested	Unvested	Total
Performance Share Plan units at December 31, 2007	138,199	39,977	178,176
Granted	—	—	—
Vested	27,499	(27,499)	—
Forfeited	—	(2,345)	(2,345)
Dividend reinvestments	21,283	—	21,283
Disbursements	(11,217)	—	(11,217)

Total Performance Share Plan units Outstanding at December 31, 2008	175,764	10,133	185,897

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Compensation expense recognized for Performance Share Plan units was $201,000, $1.3 million and $1.2 million for 2008, 2007 and 2006, respectively. The total vest date fair value of shares vesting during the year ended December 31, 2008 was $991,000.

Shareholder Value Plan Awards

The General Partner’s 2005 Shareholder Value Plan (“2005 SVP Plan”), a sub-plan of its 2005 Long-Term Incentive Plan, was approved by the General Partner’s shareholders in April 2005. Upon vesting, payout of the 2005 Shareholder Value Plan awards will be made in shares of the General Partner’s common stock. Under the 2005 SVP Plan, shareholder value awards fully vest three years after the date of grant. The number of common shares to be issued may range from 0%-300% of the target shares awarded and will be based upon the General Partner’s total shareholder return for such three-year period as compared to the S&P 500 Index and the NAREIT Real Estate 50 Index. Each index is weighted at 50%.

Awards made under the 2005 SVP Plan are measured at fair value, which is determined using a Monte Carlo simulation model that was developed to accommodate the unique features of the 2005 SVP Plan. Compensation cost recognized under the 2005 SVP Plan was $2.0 million, $1.5 million and $879,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

The following table summarizes transactions for the General Partner’s awards under the 2005 SVP Plan for 2008:

2005 Shareholder Value Plan Awards	Number of SVP Units	Weighted Average Grant Date Fair Value
SVP awards at December 31, 2007	164,180	$40.20
Granted	206,578	$23.34
Vested	(70,847)	$34.17
Forfeited	(57,835)	$30.96
Other	(383)	$30.71

SVP awards at December 31, 2008	241,693	$29.78

As of December 31, 2008, there was $2.0 million of total unrecognized compensation expense related to nonvested SVP Plan awards granted under the 2005 SVP Plan, which will be recognized over a weighted average period of 1.7 years. All 2005 SVP Plan awards have a contractual life of three years.

Restricted Stock Units

Under the General Partner’s 2005 Long-Term Incentive Plan and its 2005 Non-Employee Directors Compensation Plan approved by the General Partner’s shareholders in April 2005, restricted stock units (“RSUs”) may be granted to non-employee directors, executive officers and selected management employees. An RSU is economically equivalent to one share of the General Partner’s common stock. RSUs generally vest 20% per year over five years, have contractual lives of five years and are payable in shares of the General Partner’s common stock. However, RSUs granted to existing non-employee directors vest 100% over one year, and have contractual lives of one year. We recognize the value of the granted RSUs over this vesting period as expense.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table summarizes transactions for the General Partner’s RSUs, excluding dividend equivalents, for 2008:

Restricted Stock Units	Number of RSUs	Weighted Average Grant Date Fair Value
RSUs at December 31, 2007	261,098	$37.87
Granted	275,616	$23.35
Vested	(75,019)	$38.03
Forfeited	(60,320)	$30.20

RSUs at December 31, 2008	401,375	$29.03

Compensation cost recognized for RSUs totaled $4.9 million, $3.0 million and $2.1 million for the years ended December 31, 2008, 2007 and 2006, respectively.

As of December 31, 2008, there was $4.8 million of total unrecognized compensation expense related to nonvested RSUs granted under the Plan, which is expected to be recognized over a weighted average period of 3.7 years.

(14)	Financial Instruments

We are exposed to capital market risk, such as changes in interest rates. In an effort to manage interest rate risk, we may enter into interest rate hedging arrangements from time to time. We do not utilize derivative financial instruments for trading or speculative purposes.

In November 2007, we entered into forward starting interest swaps with notional amounts appropriate to hedge interest rates on $300.0 million of anticipated debt offerings in 2008. The forward starting swaps were appropriately designated and tested for effectiveness as cash flow hedges. In March 2008, we settled the forward starting swaps and made a cash payment of $14.6 million to the counterparties. An effectiveness test was performed as of the settlement date and it was concluded that a highly effective cash flow hedge was still in place for the expected debt offering. Of the amount paid in settlement, approximately $700,000 was immediately reclassified to interest expense, as the result of partial ineffectiveness calculated at the settlement date. The net amount of $13.9 million was recorded in Other Comprehensive Income (“OCI”) and is being recognized through interest expense over the life of the hedged debt offering, which took place in May 2008. The remaining unamortized amount included as a reduction to accumulated OCI as of December 31, 2008 is $12.0 million.

In August 2005, we entered into $300.0 million of cash flow hedges through forward starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2007. The swaps qualified for hedge accounting, with any changes in fair value recorded in OCI. In conjunction with the September 2007 issuance of $300.0 million of senior unsecured notes, we terminated these cash flow hedges as designated. The settlement amount received of $10.7 million is being recognized to earnings through a reduction of interest expense over the term of the hedged cash flows. The remaining unamortized amount included as an increase to accumulated OCI as of December 31, 2008 is $9.3 million. The ineffective portion of the hedge was insignificant.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In March 2005, we entered into $300.0 million of cash flow hedges through forward starting interest rate swaps to hedge interest rates on $300.0 million of anticipated debt offerings in 2006. The swaps qualified for hedge accounting, with any changes in fair value recorded in OCI. In March 2006, we issued $150.0 million of 5.50% senior unsecured notes due 2016 and terminated a corresponding amount of the cash flow hedges designated for this transaction. The settlement amount paid of approximately $800,000 is being recognized to earnings through interest expense ratably over the life of the senior unsecured notes and the ineffective portion of the hedge was insignificant. In August 2006, we issued $450.0 million of 5.95% senior unsecured notes due 2017 and $250.0 million of 5.63% senior unsecured notes due 2011 and terminated the remaining $150.0 million of cash flow hedges. The settlement amount received of approximately $1.6 million is being recognized to earnings through a reduction of interest expense ratably over the lives of the senior unsecured notes. The ineffective portion of the hedge was insignificant. The net remaining unamortized amount included as an increase to accumulated OCI related to these two swaps that were unwound in 2006 is approximately $599,000 as of December 31, 2008.

The effectiveness of our hedges is evaluated throughout their lives using the hypothetical derivative method under which the change in fair value of the actual swap designated as the hedging instrument is compared to the change in fair value of a hypothetical swap. We had no material interest rate derivatives, when considering both fair value and notional amount, at December 31, 2008.

(15)	Commitments and Contingencies

We have guaranteed the repayment of $68.1 million of economic development bonds issued by various municipalities in connection with certain commercial developments. We will be required to make payments under our guarantees to the extent that incremental taxes from specified developments are not sufficient to pay the bond debt service. Management does not believe that it is probable that we will be required to make any significant payments in satisfaction of these guarantees.

We also have guaranteed the repayment of secured and unsecured loans of nine of our unconsolidated subsidiaries. At December 31, 2008, the maximum guarantee exposure for these loans was approximately $255.1 million. Additionally, we guaranteed $29.0 million of secured indebtedness related to a property sold to a third party in 2006. Management believes that the value of the underlying real estate exceeds the associated loan balances and that we will not be required to satisfy these guarantees.

We have entered into agreements, subject to the completion of due diligence requirements, resolution of certain contingencies and completion of customary closing conditions, for the future acquisitions of land totaling $8.0 million. In most cases, we may withdraw from land purchase contracts and the seller’s only recourse is earnest money deposits that we have already paid.

DUKE REALTY LIMITED PARTNERSHIP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In October 2000, we sold or contributed industrial properties and undeveloped land with a fair value of $487.0 million to a joint venture (Dugan Realty LLC) in which we have a 50% interest and recognized a net gain of $35.2 million. In connection with this transaction, the joint venture partners were given an option to put up to a $50.0 million interest in the joint venture to us in exchange for the General Partner’s common stock or cash (at the General Partner’s option), subject to certain timing and other restrictions. As a result of this put option, we deferred $10.2 million of gain on sale of depreciated property and recorded a $50.0 million liability.

We are subject to various legal proceedings and claims that arise in the ordinary course of business. In the opinion of management, the amount of any ultimate liability with respect to these actions will not materially affect our consolidated financial statements or results of operations.

(16)	Subsequent Events

Declaration of Distributions

The General Partner’s board of directors declared the following distributions at its regularly scheduled board meeting held on January 28, 2009:

Class	Quarterly Amount/Unit	Record Date	Payment Date
Common	$0.25	February 13, 2009	February 27, 2009
Preferred (per depositary unit):
Series J	$0.414063	February 13, 2009	February 27, 2009
Series K	$0.406250	February 13, 2009	February 27, 2009
Series L	$0.412500	February 13, 2009	February 27, 2009
Series M	$0.434375	March 17, 2009	March 31, 2009
Series N	$0.453125	March 17, 2009	March 31, 2009
Series O	$0.523438	March 17, 2009	March 31, 2009